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             KONGZHONG CORPORATION ANNOUNCES RESOLUTIONS ADOPTED AT
                        THE 2005 ANNUAL GENERAL MEETING

Beijing, China, September 6, 2005 - KongZhong Corporation (NASDAQ: KONG), a leading provider of advanced second-generation (2.5G) wireless value-added services in China, announces that at its annual general meeting held in Beijing on September 6, 2005, its shareholders have adopted several resolutions.

Shareholders voted to create a board with three classes of directors, and re-elected the Company's Chief Executive Officer Yunfan Zhou, President Nick Yang, and independent directors Hanhui Sun, Yongqiang Qian, and Charlie Shi to the board. All three classes of directors will eventually have three-year terms, but as part of the process of setting up the staggered board, Mr. Sun will serve a one-year term and Mr. Zhou and Mr. Qian will serve two-year terms. Upon expiry of their terms, their successors will serve full three-year terms.

Shareholders also voted to: authorize the board to appoint additional directors up to a total of 11, end directors' terms should they be found to have a conflict of interest with the Company, allow removal of directors in mid-term only for negligence or other reasonable cause, allow shareholder voting at meetings by a show of hands, give the board general authority to cause the Company to repurchase its own shares from time to time, increase the number of shares that may be issued under the equity option plan, and reappoint Deloitte Touche Tohmatsu as the Company's independent auditor for the fiscal year 2005.

For more detailed information regarding these resolutions, please review the 2005 Annual General Meeting Notice posted at ir.kongzhong.com.


About KongZhong:
KongZhong Corporation is a leading provider of advanced second-generation (2.5G) wireless interactive entertainment, media, and community services to consumers in China. The Company delivers a broad range of services through multiple technology platforms, which users can access directly from their mobile phones by choosing an icon embedded in select models of handsets or from a mobile operator's portal or web site.


Investor Contact:
Mr. JP Gan
Chief Financial Officer
Tel.:   +86 10 8857 6000
E-mail: ir@kongzhong.com
        ----------------

Tip Fleming
ChristensenIR
Tel:    +1 917 412 3333
E-mail: tfleming@ChristensenIR.com

4                                                                       9/7/2005

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Media Contact:
Xiaohu Wang
Manager
Tel:    +86 10 8857 6000
E-mail: xiaohu@kongzhong.com

5                                                                       9/7/2005